EXHIBIT 10.39


                    Summary of Material Terms and Conditions
                                       of
                       Supplemental Retirement Allocations
                        (Effective as of January 1, 2005)

Background - As of December 31, 2004, in response to the American Jobs Creation Act of 2004 (the "Jobs Creation Act"), no further contribution allocations may be made to the Occidental Petroleum Corporation Supplemental Retirement Plan (the "Old SRP"). Until supplemental guidance is issued by the Internal Revenue Service and a new plan that conforms to such guidance is adopted by the Board of Directors, Occidental Petroleum Corporation will make contingent allocations in a manner that will generally mirror the provisions of the Old SRP, except for necessary or advisable revisions to conform to the new Internal Revenue Code ("Code") Section 409A.

The following is a summary of the material terms and conditions that will govern such allocations:

Eligibility - The supplemental retirement allocations will be available to certain higher paid employees of Occidental Petroleum Corporation and its subsidiaries in order to compensate them for maximums imposed by law upon contributions to qualified plans. Any employee who was a participant in the Old SRP and whose account in that plan was not fully vested on December 31, 2004 shall have a supplemental retirement allocations account established on January 1, 2005. The nonvested account of such a participant shall be transferred to the supplemental retirement allocations account maintained for the participant as of January 1, 2005.

Allocations - Allocations related to the Occidental Petroleum Corporation Retirement Plan (PRA) will be based on the Social Security wage base, and an eligible employee's age and pay. A contingent credit will be made to supplemental retirement allocations and will be adjusted based on an eligible employee's pay and the annual additions and elective deferral limits imposed by Code Sections 415 and 402(g). For this purpose, it is assumed that the employee has made the maximum elective deferrals and/or after-tax contributions permitted to the Occidental Petroleum Corporation Savings Plan (PSA). Allocations related to the PSA are based on the compensation limits imposed by Code Section 401(a)(17) and an eligible employee's pay. Allocations relating to the Occidental Petroleum Corporation 2005 Deferred Compensation Plan will be based on an eligible employee's age and bonus. An eligible employee's account also reflects interest credits.

Vesting - All benefits under supplemental retirement allocations are contingent and forfeitable and no participant shall have a vested interest in any benefit unless, while he is still employed, a participant becomes fully vested in his benefit under the PRA.

Distributions - A participant's vested supplemental retirement allocations account may not be distributed earlier than a participant's separation from service or death. If a participant is a key employee, a distribution made on account of separation from service
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may not be made before a date that is at least six months after the participant's separation from service. If a participant fails to make a valid and timely election, any vested account maintained for the participant shall be paid as a single sum as soon as administratively practicable. In addition, notwithstanding any election made by the participant, if the balance of any vested account maintained for the participant is less than $50,000 when the amount first becomes payable, the balance shall be paid in a single sum as soon as administratively practicable. Annual installment payments over 5, 10, 15, or 20 years are available.

No change in distribution election shall be permitted which accelerates the time of any payment. Any change in election resulting in a delay or change in the form of payment shall not take effect until the one-year anniversary of the date the changed election is properly made. In the case of a payment on account of the participant's separation from service, the first payment under the changed election must result in a deferral for a period of at least 5 years from the date the first payment would have been made under the initial election.